EXHIBIT 10.10

CONSULTING AND NON-COMPETITION AGREEMENT

THIS AGREEMENT made effective May 19, 2004

BETWEEN:

GENEMAX CORP. a Nevada company with offices at Suite 400, 1681 Chestnut Street, Vancouver, British Columbia V6J 4M6; (Telecopier: 604-608-3524)

(the “Company”)

AND:

No. 348 SAIL VIEW VENTURES LTD., a company incorporated under the laws of British Columbia, with business offices at 700-900 West Hastings Street, Vancouver, British Columbia, V6C 1E5 (Telecopier: 604-687-3912)

(the “Consultant”)

WHEREAS the Company wishes to retain the Consultant, and the Consultant wishes to provide financial accounting services to the Company and to provide Edward C. Farrauto to act as the Company’s Chief Financial Officer, Secretary and Treasurer;

NOW THEREFORE the parties agree as follows:

1. TERM

1.1 Term for Services. The term for the provision of services by the Consultant to the Company will commence as of May 21, 2004 and will continue for one year (the “Term”). The Term may be extended upon the mutual agreement of the parties. This Agreement will continue in full force and effect during the Term unless earlier terminated in accordance with section 5.

2. COMPENSATION

2.1 For services rendered by the Consultant pursuant to this Agreement, the Company will pay the Consultant a monthly fee of Cdn. $5,000 plus GST.

2.2 The Company will also grant to the Consultant 100,000 common share options (the “Options”) exercisable at US $0.70 per share for a period which ends on the earlier of the fifth anniversary hereof and 90 days after the Consultant ceases to provide services to the Company under this Agreement or any other consulting agreement entered into between the Company and the Consultant which supercedes this Agreement. The Options will be issued to the Consultant further to the Company’s stock option plan and will vest to the benefit of the Consultant as follows:

(a)	50% on June 30, 2004; and

(b)	the balance upon the earlier of six months from the date hereof and the date the Company completes an equity financing in an amount of approximately US $5,000,000.

3. DUTIES

3.1 Primary Duties. The Consultant will provide accounting services including assistance with book-keeping, preparation of quarterly reports and draft annual financials and auditor liaison services and other duties and assignments as may be from time to time determined by the board of directors of the Company.

3.2 Chief Financial Officer. The Consultant will provide Edward C. Farrauto to serve as the Company’s Chief Financial Officer, Secretary and Treasurer.

3.3 Expenses. The Company will reimburse reasonable out-of-pocket business expenses incurred by the Consultant on behalf of the Company to the Consultant.

4. PART TIME SERVICES

4.1 The Consultant will devote regular part-time attention, energies and efforts to the Company as may be reasonably required and may engage in other business activities as long as they do not unreasonably interfere with the duties of the Consultant hereunder.

5. TERMINATION

5.1 Termination With Cause. The Company may, at any time, without advance notice to the Consultant or payment of any compensation in lieu of notice, terminate the services of the Consultant for cause. The term “cause” means (i) a persistent breach of this Agreement by the Consultant and the Consultant fails to cure the breach within thirty days following written notice by the Company; or (ii) the existence of factors such as malfeasance or gross negligence entitling the Company to terminate the Consultant at common law.

5.2 Termination Without Cause. The Company may at any time, upon 30 days’ advance notice to the Consultant at its discretion, terminate the services of the Consultant. In the case of termination other than for cause, all unvested options will immediately vest and the Company will pay the Consultant an amount equal to two months aggregate compensation hereunder. This Agreement will terminate upon the death or disability (incapacity for not less than 90 days) of Edward C. Farrauto, which termination will be deemed to be “other than for cause”.

5.3 Termination by the Consultant. The Consultant may terminate the provision of its services under this Agreement on not less than 30 days’ notice to the Company, in which case the obligations of the Company will be the same as though the services were terminated for cause.

5.4 Other Claims. The Consultant acknowledges and agrees that the notice and provisions for compensation on termination provided in this section are fair and reasonable and agrees that upon any termination of the Consultant’s services by the Company, or upon any termination of this Agreement by the Consultant, the Consultant will have no action, cause of action, claim or demand against the Company or any other person as a consequence of such termination.

5.5 Resignation. On termination hereof, the Consultant will cause Edward C. Farrauto to resign from any office or directorship of the Company and any affiliate forthwith.

6. CONFIDENTIAL INFORMATION AND WORK PRODUCT

6.1 The Consultant will not, during the Term or at any time after the termination of its services by the Company, use for itself or others, divulge or convey to others, or aid or abet others to divulge or convey to others, any information, knowledge, data or property relating to the business of the Company, or any of their affiliates, including information relating to employees, customers or suppliers, and intellectual property in any way obtained by him during his association with the Company or in any way obtained by other employees of the Company, unless (i) such information, knowledge, data or property is properly in the public domain other than through a breach of this Agreement; (ii) the Consultant has received prior authorization by the Company or such use divulgence or conveyance is reasonably necessary in the course of the Consultant’s duties; or (iii) required by law. All intellectual property and work product conceived or developed by the Consultant during the term hereof enures to the Company absolutely.

6.2 Notwithstanding anything else in this Agreement, it is expressly acknowledged and understood by the Consultant that all of the work product of the Consultant while employed by the Company (both before and after the date of this Agreement) shall belong to the Company absolutely and notwithstanding the generality of the foregoing, all patents, inventions, improvements, notes, documents, correspondence produced by the Consultant during the term of employment hereunder shall be the exclusive property of the Company. The Consultant further agrees to execute without delay or request for further consideration any necessary patent assignments, conveyance or other documents and assurances as may be necessary to transfer all rights to same to the Company. In the event of the termination of the Consultant for any reason hereunder, the Consultant shall promptly turn over to the Company all of the foregoing intellectual property which is evidenced by any physical documentation (whether written, digital, magnetic, electronic or otherwise) or any other of the Company’s assets or property in his possession or under his control.

7. SURVIVAL OF COVENANTS

7.1 Except as otherwise specifically provided herein and notwithstanding the termination of the services of the Consultant or termination of this Agreement, the covenants, representations and warranties contained in sections 6 and 8 hereof will survive such termination and will continue in force and effect for the benefit of the Company for a time period unlimited in duration.

8. NON-COMPETITION COVENANTS

8.1 Definitions. In this section:

“Business” means the business currently carried on by the Company and its affiliates relating to the development of therapeutics aimed at the treatment and eradication of cancer and other infectious diseases and autoimmune diseases;

“Competitive Business” means any business which is involved in the development of therapeutics aimed at the treatment and eradication of cancer and other infectious diseases and autoimmune diseases;

“Restricted Area” means North America; and

“Restricted Period” means five years from the date of termination of this Agreement whether by expiry or voluntary or involuntary termination.

8.2 Non-Competition. The Consultant will not, during the Restricted Period and within the Restricted Area,

(a)	directly or indirectly carry on, engage in or participate in, any Competitive Business either alone or in partnership or jointly or in conjunction with any other person;

(b)	directly or indirectly assist (as principal, beneficiary, director, shareholder, partner, nominee, executor, trustee, agent, servant, employee, independent contractor, supplier, consultant, lender, guarantor, financier or in any other capacity whatever) any person to carry on, engage in or participate in, a Competitive Business; and

(c)	have any direct or indirect interest or concern (as principal, beneficiary, director, shareholder, partner, nominee, executor, trustee, agent, servant, employee, consultant, independent contractor, supplier, creditor or in any other capacity whatever) in or with any person, if any part of the activities of such person consists of carrying on, engaging in or participating in a Competitive Business except holding securities of a public company constituting less than 10% of its outstanding share capital.

8.3 Covenants Reasonable. The Consultant agrees that,

(a)	the covenants in this Agreement are reasonable in the circumstances and are necessary to protect the Company; and

(b)	the breach of any of the provisions of this Agreement would cause serious and irreparable harm to the Company and its shareholders which could not adequately be compensated for in damages in the event of a breach by it of such provisions or an order of injunction being issued against it restraining it from any further breach of such provisions and agrees that such injunction may be issued against it without the necessity of an undertaking as to damages by the Company or its shareholders; the provisions of this section shall not be construed so as to be in derogation of any other remedy which the Company may have in the event of such a breach.

9. SUCCESSORS AND ASSIGNS

9.1 This Agreement will enure to the benefit of, and be binding upon, the parties hereto and their legal representatives, successors and permitted assigns except that no claims may be asserted by the legal representatives, successors and assignees of the Consultant in respect of compensation or other benefits for periods following the death or total incapacity of the Consultant other than those provided for in this Agreement.

10. NOTICES

10.1 Any notice required or permitted to be given under this Agreement will be deemed to have been duly given only if such notice is in writing and is delivered or transmitted by fax at the addresses or fax numbers above or such other address or fax number provided by one party to the other from time to time.

11. GOVERNING LAW

11.1 This Agreement is and will be deemed to be made in British Columbia and for all purposes will be governed exclusively by and construed and enforced in accordance with the laws prevailing in British Columbia, and the rights and remedies of the parties will be determined in accordance with those laws.

12. SEVERABILITY

12.1 If any provision of this Agreement is at any time unenforceable or invalid for any reason it will be severable from the remainder of this Agreement and, in its application at that time, this Agreement will be construed as though such provision was not contained herein and the remainder will continue in full force and effect and be construed as if this Agreement had been executed without the invalid or unenforceable provision.

13. INDEPENDENT LEGAL ADVICE

13.1 The parties hereto acknowledge that they have each received independent legal advice in relation to the terms and conditions of this Agreement.

14. COUNTERPARTS

14.1 This Agreement may be executed in counterpart and by fax transmission.

IN WITNESS WHEREOF the parties hereto have duly executed and delivered this Agreement as of the day and year first above written.

GENEMAX CORP.

Per:	“Ronald Handford”

Authorized Signatory

NO. 348 SAIL VIEW VENTURES LTD.

Per:	”Edward Farrauto